Exhibit 10.15

COLLABORATION AND LICENSE AGREEMENT BETWEEN ORIENT EUROPHARMA CO., LTD. AND NEONC TECHNOLOGIES, INC.

COLLABORATION AND LICENSE AGREEMENT

This COLLABORATION AND LICENSE AGREEMENT ("**Agreement**"), is entered into and effective as of November 8th, 2013 (the "**Effective Date**"), by and between NeOnc Technologies, Inc., a Delaware corporation having its principal place of business at 21700 Oxnard Street, Suite 900, Woodland Hills, California 91367, USA ("**NeOnc**"), and Orient EuroPharma Co., Ltd., a company organized and existing under the laws of Taiwan having a principal place of business at 7F, No. 368, Sec. 1 Fu Hsing S. Rd., Taipei 10656, Taiwan, Republic of China ("**OEP**"). NeOnc and OEP are each referred to herein by name or as a "**Party**" or, collectively, as the "**Parties**."

WHEREAS, NeOnc is the owner and licensee of certain patents, formulations, know-how, and technology related to purified perillyl alcohol as a therapeutic agent; and

WHEREAS, OEP is engaged in the research, development, marketing, manufacture, and distribution of pharmaceutical compounds and is interested in developing and commercializing purified perillyl alcohol as one or more drug products; and

WHEREAS, the Parties desire to enter into a strategic relationship in which the Parties will collaboratively develop, and NeOnc will license to OEP the right to commercialize, the Licensed Product in the Licensed Field in the Territory (each as defined below), in accordance with the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1. DEFINITIONS

As used in this Agreement, the following terms have the respective meanings set forth or referenced below.

1.1 "**Affiliate**" means, with respect to a Party, any entity that controls or is controlled by such Party, or is under common control with such Party. Without limiting the generality of the foregoing, including any other factors by which an entity may be deemed to control another entity, an entity will be deemed to control another entity if it has direct or indirect beneficial ownership of at least fifty percent (50%) of the voting equity of such other entity.

1.2 "**Clinical Trial**" means a human clinical trial designed to evaluate the safety, efficacy, tolerability, or appropriate dosage of the Licensed Product, as the context requires, including Phase I Clinical Trials, Phase II Clinical Trials, or Phase III Clinical Trials.

1.3 "**Combination Licensed Product**" means a Licensed Product that is comprised of or contains the Compound as an active pharmaceutical ingredient together with one or more other active pharmaceutical ingredients, including chemotherapeutic agents, where the chemotherapeutic agents or any other active pharmaceutical ingredients are not covalently attached or conjugated in any manner with the Compound.

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IMAGE OMITTED”‘Compound’’ means (S)-perillyl alcohol having a purity of greater than 98.5% weight by weight (including the purified form of perillyl alcohol known as NEOl 00). ·’Confidential Information” means any information that is provided or made available by one Party to the other Party before, on, or after the Effective Date, in connection with the transactions contemplated in this Agreement or in the course of perfonning obligations or exercising rights under this Agreement. For avoidance of doubt, the royalty rates and milestone amounts set forth in this Agreement are Con lidential rnformation of both Parties. Notwithstanding the foregoing sentences. Confidential Information of a Party does not include information that the recipient can establish by written records (i) was known to the recipient before receipt thereof from the disclosing party (ii) was disclosed to the recipient free of confidentiality obligations by a third person who has the right to make such disclosure; (iii) was or became part of the public domain through no fault of the recipient; or (iv) was independently developed by persons on behalf of the recipient without use of information disclosed by the disclosing party. “Customer” with respect to OEP means a person or entity that is not OEP or any of OEP’s Affiliates, to whom OEP or OEP’s Affiliate makes a commercial sale. ‘·Develop’’ or “Development•· means any and all activities relating co (a) research and development of any Compound or Licensed Product, and (b) obtaining ot maintaini11g regulatory approval of, and authorization to commercialize, the Licensed Product in the United States and the Licensed Territory. Development includes preclinical studies; studies on the toxicological. pharmacokinetic, metabolic, or clinical aspects of the Compound or the Licensed Product: Clinical Trials: preparing and filing IN Os, NOAs. and other drug approval applications or submissions to regulatory authorities necessary to obtain or maintain regulatory approval of the Compound or a Licensed Product. “FDA•• means the United States Food and Drug Administration or any successor agency having all or parl of the regulatory authority thereof. “Field” means the management, treatment, prevention, cure, or delayed progression of brain cancer and other cancers (including, for the avoidance of doubt. indolent lesions) of tJ,e central nervous system. I.IO “First Commercial Sale” means the first sale of a Licensed Product by OEP, its sublicensee or their respective Affiliates to a Customer within the Licensed Territory, after all necessary marketing approvals have been granted by the applicable regulatory authority. 1.1 l “IND’· means an Investigational New Drugapplication or similar application required to commence human clinical testing of a product submitted to the FDA, or a similar filing made with a counterpart regulatory authority in another country. “Licen ed Products” means any pharmaceutical or medicinal item, substance. formulation. composition, artjcle of manufacture, or other product (a) that is comprised of or contains the Compound, whether or not the Compound is the soleactive therapeutic ingredient and whether or not administered alone or co-administered with radiation or other therapeutic agents (whether before, during, or after the administration of the radiation or other therapeutic agents}; (b) that is to be used in connection with the Field; and (c) that for the avoidance of doubt, does not

IMAGE OMITTEDcomprise or contain perillyl alcohol covalently linked or conjugated in any manner with any therapeutic agent. “Licensed Territory” means Taiwan, China, Hong Kong, Macau, Korea, Cambodia. Laos, Myanmar, Thailand, Vietnam. Brunei. East Timor, Indonesia, Philippines. Malaysia. Singapore, Australia, and New Zealand. including, for avoidance of doubt. any territory of any successor state that as oft.he Effective Date was in the territory of any of the countries named in this section. ‘·NOA’” means a New Drug Application or similar application to market a product submitted to the FDA, or a similar filing made with a counterpart regulatory authority in another country. l.15 “NeOnc Patent Rights” means all Patent Rights limjted to those claiming the Compound and its manufacture process, composition, formulation in the Licensed Territory owned or controlled by NeOnc or any of its Affiliates as of the Effective Date or during the Term that cover the research. development. makfog. manufacture, use, import, offer to sell. or sale of, the Licensed Product, or formulations, methods of manufacture, or methods of use of the Licensed Product. For purposes of this definition, control of Patent Rights means possession of the legal right to grant licenses or sublicenses of those rights without violating any agreements with any third party. Representative examples of NeOnc Patent Rights are listed in Exhibit I hereto. ‘·NeOnc Technology” means all materials, technology, data, technical informaLion, discoveries, applications of ideas. know-how, expertise. trade secrets. and any other proprietary rights, excluding NeOnc Patent Rights, limited to the Compound and its manufacture process, composition, formulation in the Licensed Territory, that is or was developed by employees of or consultants to NeOnc, along or jointly with, or licensed to NeOnc from, third parties as of the Effective Date or during the Term, to the extent NeOnc has the right to grant rights lo such matters. “Net Sales” with respect to any Licensed Product means all consideration received by OEP or its Aftiliates for the sale of any Licensed Product, less the following items as applicable to such Licensed Product: (a) credits or allowances granted upon returns, rejections or recalls: (b) freight. shipping and insurance costs; (c) quantity and other trade discounts. credits or allmvances actually allowed and taken; (d) value added tax_es, customs duties, taxes and surcharges and other governmental charges incurred in connection with exportation or importation; (e) bad debts directly related to the sale of Licensed Products but not to exceed nine-tenths of one percent (0.9%); and (f) chargeback payments and rebates granted to group purchasing organizations. managed health care organizations, wholesalers, pharmacy benefit management or to local and other governments, including their agencies, or to trade customers where such payment or rebate is itemized in the invoice or any other document the form and substance of which is reasonably equivalent to an invoice and actually included in such gross invoice price or gross charge. The transfer of any Licensed Product by OEP or one of its Affiliates to another Affiliate of OEP or to OEP shall not be considered a sale; in such cases. Net Sales shall be determined based on the consideration received by the Affiliate from its customer, less the deductions allowed hereunder. The Net Sales of Combination Licensed Products sold in a particular country shall be calculated by multiplying the standard invoice price for the Combination Licensed Product in that country by a fraction. the numerator of which shall be the invoice price for the Licensed Product (based on the same formulation sold separately) in that country, and the denominator of which shall be the

IMAGE OMITTEDIMAGE OMITTEDinvoice price of the Combination Licensed Product in that country. ff the Licensed Product that contains the Compound as its so.le active pharmaceutical ingredient is not sold separately in a particular country, the Parties shall negotiate in good faith a reasonable adjustment to Net Sales of Combination Licensed Products in such country that takes into account the medical contribution to the Combination Licensed Product of the Compound as compared to the medical contribution of all other ingredients. as well as aJI other factors reasonably relevant to the relative value of the Compow1d. “Patent Rights” means (a) all national, regional and international patents and patent applications, including provisional patent applications; (b) all patent applications filed either from a patent or patent application described in clause (a) or from an application clajming priority to a patent or patent application described in cfause (a), including divisionals, continuations, continuations-in-part, provisionals, converted provisionals, and continued prosecution applications; (c) any and all patents that have issued or in the future issue from the foregoing patent applications (clauses (a) and (b)), including utility models, petty patents and design patents and certificates of invention; (d) any and alI extensions or restorations by existing or future extension or restoration mechanisms, including revalidations, reissues, re-examinations and extensions (including any supplementary protection certificates and the like) of the foregoing patents or patent applications (clauses (a), (b) and (c)); and (e) any similar rights, including so-called pipeline protection, or any importation, revalidation. confirmation or introduction patent or registration patent or patent of additions to any such foregoing patent applications and patents. ‘‘Term” means the period during which this Agreement is in force and effect. as defined in Section 12.l. “Valid Claim’’ means a claim within (a) an issued patent that has not expired; lapsed; been finally cancelled, abandoned, disclaimed, dedicated, or denied; or been held unenforceable, unpatentable, or invalid in a final decision rendered by a tribunal of competent jurisdiction from which no appeal has been or can be taken; or (b) a pending patent application that was filed and is being prosecuted in good faith and has not been abandoned or finally disallowed without the possibility of appeal or re-filing of the application. COLLABORATlVE RESEARCH AND DEVELOPMENT PROGRAM Purpose The purpose of the strategic collaboration by the Parties pursuant to this Agreement is to discover and Develop the Licensed Products. Transfer of Drug Approval Applications NeOnc agrees to provide OEP with a complete copy of all documents submitted to the FDA or any regulatory authority within the Licensed Territory to support any IND or NDA concerning any Licensed Product. NeOnc will keep OEP informed of all questions raised by the FDA or any regulatory authority within the Licensed Territory regarding any Licensed Product and all responses by NeOnc thereto. NeOnc will also provide OEP with the results of any preclinical or clinical studies, including Clinical Trials, that are to be used for regulatory or commercial purposes in the Licensed Territory.

2.3 Development Timeline

The timeline set forth in Exhibit 2 represents a good faith estimate by NeOnc, as of the Effective Date, of NeOnc's timeline for carrying out Development of the Licensed Products. NeOnc shall use commercially reasonable and diligent efforts to adhere to the timeline set forth in Exhibit 2 which shall be provided by NeOnc after this Agreement is signed by the Parties.

2.4 Development Costs

(a) As partial consideration for NeOnc's Development efforts and data transfer, and the license rights granted in this Agreement, OEP agrees to fund NeOnc's efforts to discover and Develop the Licensed Products as follows:

(i) OEP will pay all costs incurred by NeOnc that are reasonably necessary for the filing of INDs for the Licensed Products with the FDA or other regulatory authority in the United States, and any supplements or revisions to such INDs. Such costs will include reasonably necessary costs associated with the use of contract research organizations and FDA consultants and preparation of information relating to Chemistry, Manufacturing and Control (CMC).

(ii) OEP will pay all costs incurred by NeOnc that are reasonably necessary for analytical studies evaluating leaching in inhalation devices used to deliver the Compound for therapeutic purposes.

(iii) If NeOnc has initiated one or more Phase I Clinical Trials at the University of Southern California or another institution prior to the filing of an IND application for a Licensed Product, or initiates such trials within six (6) months of the filing of an IND application for a Licensed Product in Taiwan, OEP will pay for costs incurred by NeOnc that are reasonably necessary for conducting such Phase I Clinical Trials at the University of Southern California or another institution for up to twenty (20) patients, up to a total of six hundred thousand dollars (US$600,000). OEP will make such payment when the costs for half of patients required for Phase I Clinical Trials are incurred, and the costs for the remaining patients shall be paid quarterly.

(iv) If NeOnc initiates one or more Phase II Clinical Trials in the United States, OEP will pay for costs incurred by NeOnc that are reasonably necessary for conducting such Phase II Clinical Trials for up to thirty (30) enrolled patients, up to a total of nine hundred thousand dollars (US$900,000). OEP will make such payment when the costs for half of patients required for Phase II Clinical Trials are incurred, and the costs for the remaining patients shall be paid quarterly.

(b) OEP will pay the costs pursuant to Section 2.4(a) only after receipt of written documentation identifying the costs and their purposes. NeOnc will invoice OEP for the costs referred to in this Section 2.4(a), and OEP shall pay the invoiced amounts, up to the maximum amounts set forth above, within 30 days of receipt of the invoice.

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(c) Other than the costs identified in Section 2.4(a) to be paid by OEP, NeOnc will bear all costs incurred by it in the Development and commercialization of the Licensed Product, including any costs associated with seeking regulatory approval of any Licensed Product.

2.5 Reimbursement Of Development Costs And Other Payments Made By OEP

If after completion of Phase II Clinical Trials, NeOnc enters into one or more agreements to license any NeOnc Patent Rights or NeOnc Technology (a "Third Party License") to any person or entity other than OEP or an Affiliate of OEP, NeOnc will reimburse OEP the following amounts, not to exceed a total of US$3,000,000 (the aggregate reimbursable amount, up to such maximum amount, being referred to herein as the "Reimbursable Amount"):

(a) Two hundred thousand dollars (US$200,000) paid by OEP as an upfront licensing fee for this Agreement pursuant to Section 4.1; and

(b) One hundred thousand dollars (US$100,000) paid by OEP upon approval by the relevant Taiwanese regulatory authority of an IND application for a Licensed Product pursuant to Section 4.2(a); and

(c) Three hundred thousand dollars (US$300,000) paid by OEP upon satisfactory completion of Phase I Clinical Trials in the United States pursuant to Section 4.2(a); and

(d) Five hundred thousand dollars (US$500,000) paid by OEP upon satisfactory completion of Phase II Clinical Trials in the United States pursuant to Section 4.2(a); and

(e) Up to fifty percent (50%) of the costs of Clinical Trials paid by OEP pursuant to Sections 2.4(a)(iii) and (iv); and

(f) The costs incurred and reasonably necessary for any preclinical toxicity studies that were paid by OEP, in the event that any preclinical toxicity studies need to be repeated for any reason.

The Reimbursable Amount shall be payable as follows. The Reimbursable Amount shall be paid upon the ratio of each milestone payment to the total license fee received by NeOnc within five (5) business days of execution of a Third Party License that provides for a license fee to NeOnc of US$3,000,000 or more. If the license fee payable to NeOnc under the Third Party License is less than US$3,000,000, NeOnc shall: (a) pay to OEP within five (5) business days of the execution of the Third Party License the amount received by NeOnc; and (b) thereafter pay to OEP, as received by NeOnc, an amount equal to all subsequent royalty payments paid under the Third Party License, which payments shall continue until the entire Reimbursable Amount has been paid to OEP.

2.6 Clinical Trials By OEP

Upon approval by the appropriate regulatory agency in Taiwan of an IND application for the Licensed Product, OEP will promptly initiate Phase I Clinical Trials with at least ten (10) enrolled patients in Taiwan.

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IMAGE OMITTEDPhase Ill Clinical Trial Data OEP will have sole ownership of any and all data from Phase JU Clinical Trials that are conducted in the Licensed Territory, including any such data developed by NeOnc or on behalf of NeOnc. lfNeOnc wishes to have access to data developed by OEP in connection with any Clinical Trials, NeOnc and OEP will negotiate in good faith regarding the terms of such access. In any event, NeOnc shalI be provided with access to data, at no charge, to the extent such data is required for its non-commercial research and development activities. Clinical Trial Insurance and Indemnification OEP and NeOnc will each be responsible for obtaining and maintaining clinical trial liability insurance for Clinical Trials that such Patty conducts or manages, regardless of whether the other Party funds some or all of the costs of those Clinical Trials. A Party will be responsible for all indemnification obligations arising from the Clinical Trials that such Party conducts or manages, regardless of whether the other Party funds some or all of the costs of those Clinical Trials. Clinical Trial Protocol Tbe protocol for Clinical Trials will be jointly agreed upon by OEP and NeOnc, or persons designated by each of them, each actingreasonably, prior to the commencement of any Clinical Trials. NeOnc will have discretion in selecting the contract research organizations for Clinical Trials conducted outside the Licensed Territory. OEP will have discretion in selecting the contract research organizations for any Clinical Trials it conducts or manages in the Licensed Territory. Management of Development Activities OEP will designate a project manager who will be included in all ofNeOnc’s material discussions and decision making regarding the Development of the Licensed Products=as OEP’s representative in meetings held by NeOnc’s management team or scientific/research committee regarding the Development of the Licensed Products. Such project manager will provide input and guidance on matters including the scope and timing of Clinical Studies and other Development efforts, strategies for obtaining regulatory approval, and timelines for specific Development and commercialization activities. NeOnc agrees to notify OEP of any meetings with the FDA pertaining to any Licensed Product. Where appropriate based on NeOnc’sjudgmenl of its relationship with the FDA, the project manager designated by OEP will be entitled to attend, as an observer, at OEP’s expense, any meeting between NeOnc and the FDA that will deal with issues that may affect the use of the Licensed Product in the Licensed Territory. Notwithstanding the foregoing, while OEP may comment on Development efforts, strategies for obtaining regulatory approval, and timelines for specific Development and commercialization activities and such comments will be considered in good faith, NeOnc will have sole right to make all decisions consistent with the exercise of prudent scientific and regulatory judgment.

3. DEVELOPMENT AND COMMERCIALIZATION EFFORTS

3.1 Development and Commercialization Efforts in the United States

NeOnc agrees to use commercially reasonable and diligent efforts (that is, efforts consistent with the exercise of prudent scientific and business judgment, as applied to other pharmaceutical products of similar potential and market size) to Develop the Licensed Product and bring the Licensed Product to market in the United States as soon as practicable, and to maintain regulatory approval for the Licensed Product in the United States for as long as OEP is paying royalties to NeOnc on Net Sales in the Licensed Territory. If NeOnc elects to discontinue the Development or sale of any Licensed Product, the licenses granted to OEP hereunder with respect to such Licensed Product shall remain valid, and OEP shall be provided with access to all data developed by NeOnc or on behalf of NeOnc.

3.2 Development and Commercialization Efforts in the Licensed Territory

(a) OEP will use commercially reasonable and diligent efforts (that is, efforts consistent with the exercise of prudent scientific and business judgment, as applied to other pharmaceutical products of similar potential and market size) to exploit the Licensed Products commercially. However, OEP may, in its sole, unfettered judgment, discontinue the Development or sale of any Licensed Product. If OEP elects to discontinue the Development or sale of any Licensed Product, the licenses granted to it hereunder with respect to such Licensed Product shall immediately terminate.

(b) OEP will bear all costs related to the Development and commercialization of the Licensed Product in the Licensed Territory, including any costs associated with seeking regulatory approval of any Licensed Product in the Licensed Territory.

(c) Although both Parties recognize the benefit of a unified and coordinated Licensed Product positioning, it is NeOnc's intention to provide OEP maximum latitude with respect to product marketing and regulatory decisions in the Licensed Territory so as to enable OEP to maximize the Licensed Product sales. Therefore, while NeOnc may comment on Development in the Licensed Territory and such comments will be considered in good faith, OEP will have sole right to make all decisions consistent with the exercise of prudent scientific judgment regarding all Development and marketing activities in the Licensed Territory.

(d) NeOnc agrees to provide OEP, upon request by OEP and free of charge, with reasonable support and cooperation in the form of consulting services directed toward securing and maintaining regulatory approval of the Licensed Product in the Licensed Territory.

3.3 Purchase of Materials for Clinical Trials

In the event OEP purchases the Compound or inhalational devices prior to the Licensed Product's commercial availability, OEP expects to pay the following estimated prices upon the estimated quantities:

(a) Prior to, or for purposes of, the filing of any IND application for Licensed Product in the United States or the satisfactory completion of Phase I and Phase II Clinical Trials in

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the United States, OEP expects to pay NeOnc two hundred fifty thousand dollars (US$250,000) for twenty (20) kilograms of the Compound, and fifty dollars (US$50) for each inhalational device, that OEP purchases from NeOnc during this period, which shall be used by the Parties in the Phase I and Phase IT Clinical Trials. For purposes of Phase Ill clinical trials or for the filing of any NDAs in the United States, OEP expects to pay the supplier four hundred fifty thousand dollars (US$450,000) for one hundred fifty (1SO) kilograms of the Compound that OEP purchases from the suppliers during this period, which shall be used in the Phase Ill Clinical Trials. The price OEP will pay during this period for inhalational devices for administering of the Licensed Product will be separately negotiated with the supplier in good faith. Cooperation on Development Efforts To facilitate cooperation between the Parties on the worldwide development and marketing of Licensed Product, each Party agrees to keep the other Party fully informed of all substantive Development activities in the Licensed Territory and the United States. MILESTONES, ROYALTIES. AND OTHER PAYMENTS Payment Upon Execution OEP agrees to pay NeOnc two hundred thousand dollars (US$200,000) within five (5) business days of the Effective Date as an upfront license issue fee. Milestone Payments OEP agrees to make the following payments to NeOnc upon the first achievement of the corresponding milestones: Milestone Approval by the relevant Taiwanese regulatory authority of an JND application for any Licensed Product Payment Amount US$100,000 IMAGE OMITTEDSatisfactory completion of a Phase1 Clinical Trial in US$300,000 the United States for any Licensed Product Satisfactory completion of a Phase 11 Clinical Trial US$500,000 in the United States for any Licensed Product Filing ofNDA in Taiwan for any Licensed Product US$500,000 Filing ofNDA in China for any Licensed Product US$500,000 For purposes of the foregoing, a Clinical Trial shall be deemed ‘·satisfactorily” completed when it meets endpoints in accordance with mutually agreed protocols of such Clinical Trial. OEP will make the foregojng milestone payments within sixty (60) days of the completion of each milestone. For the avoidance of doubt, each milestone payment is payable

IMAGE OMITTEDonly once, regardless of how many Licensed Products are affected by each milestone and regardless of whether more than one milestone event occurs for multiple Licensed Products. Royalties Subject to Sections 4.3(b), 4.3(c) and 4.7 below, OEP agrees to payNeOnc a royalty on Net Sales, if any, of the Licensed Product in the Licensed TeLTitory as follows:

Total Annual Net Sales of all Licensed Product in the Licensed Territory	Royalty Rate to Be Applied to the Corresponding Tier of Net Sales
Less than US$3,000,000	1%
Equal to or greater than US$3,000,000 and less than US$30,000,000	1.5%
Equal to or greater than US$30,000,000 and less than US$50,000,000	2%
Equal to or greater than US$50,000,000	5%

The royalty rates are tiered. By way of example, if the total Net Sales of all Licensed Products in the Licensed Territory in a given calendar year is US$40 0001000, OEP will pay a royalty in the amount of (i) I% of US$2,999,999, (ii) 1.5% of US$27,000,000, and (iii) 2% of the remaining US$ I0,000,00 I. In the event (i) no patent covering the Licensed Products is issued to NeOnc in certain country within the Licensed Territory, and (ii) a generic version of the Licensed Products has launched in such country, and (iii) the gross profit margin for the Licensed Products [(Net Sales - cost of goods sold)/Net Sales] in such country is less than 50%, OEP or its Affiliates won’t need to pay the royalty on further Net Sales of the Licensed Products sold in such country. Royalty Payments and Reports Royalties will be paid by OEP on Net Sales within sixty (60) days afterthe end of each calendar quarter in which such Net Sales are made. Each royalty payment will be accompanied by a report summarizing the Net Sales during the time period, the applicable royalty rate, and a calculation of the amount ofroyalty due, including any offsets. Accounting for Royalties The Net Sales used for computing the royalties will be computed in U.S. dollars or NT dollars and royalties will be paid in U.S. dollars or NT dollars by wire transfer or by other mutually acceptable means. For purposes of determining the amount of royalties due, the amount of Net Sales in any foreign currency will be converted into U.S. dollars or NT dollars using the average of the daily official exchange rates over 30 days prior to the remittance date as published in the Wall Street Journal if royalties are paid in U.S. dollars, ln the event royalties are paid in NT dollars, reference should be made to the exchange rates published in Bank of Taiwan.

IMAGE OMITTEDRoyalty Term OEP agrees to pay royalties from the date of the First Commercial Sale of a Licensed Product in the Licensed Territory through the later of (i) the expiration of the last to expire NeOnc Patent Rights in any country within the Licensed Territory that includes a Valid Claim, or (ii) twenty (20) years from the Effective Date; provided that in no event shall the period with respect to which OEP is required to pay royalties exceed the maximum period permitted by applicable law. Withholding Taxes A11 payments to be made pursuant to this Agreement represent actual amounts that a Party is entitled to receive and shall not be subject to withholding tax or any deduction for any reason whatsoever. Each Party is responsible for any taxes due on amounts received by it under this Agreement. Sales by OEP’s Affilates In the event OEP grants licenses or sublicenses to its Affiliates to make or sell the Licensed Product in the Licensed Territory, such licenses or sublicenses will include an obligation for OEP’s Affilates to account for and report its Net Sales of such Licensed Product on the same basis as if such sales were Net Sales by OEP, except that the transfer of any Licensed Product by the licensee or subJicensee to OEP or one of OEP’s Affiliates shall not be considered a sale. LICENSE GRANT AND JNTELLECTUAL PROPERTY RJGHTS License Grant to OEP NeOnc grants to OEP an exclusive license, with a right to sublicense, of and under the NeOnc Patent Rights and NeOnc Technology, to make, have made, manufacture, have manufactured, use, sell, offer for sale, and import Licensed Products in the Licensed Territory. Paid-Up License Upon Expiration of the Term Upon expiration of the Term as defined in Section 12.1, OEP will thereafter have an exclusive, fully paid-up, irrevocable license, to make, havemade, manufacture, have manufactured, use, sell, offer for sale, and import the Licensed Product in the Licensed Territory, with a right to sublicense, of and under the NeOnc Patent Rights and NeOnc Technology. For the avoidance of doubt, the license that is created pursuant to this Section survives the expiration of the Term of this Agreement and does not require any further obligations royalty or other payments from OEP for the rights granted under said license-,- Right of First Negotiation If any patent or patents are issued to NeOnc or any of its Affiliates in either the Territory relating to perillyl alcohol conjugated with a therapeutfo agent (such as a patent issued from pending patent application WO2012/027693 A2), OEP wiII have the right of first negotiation for an exclusive license on commercially reasonable business terms to make, have made, use, sell, offer to sell, and import products under such patent or patents. NeOnc agrees to provide written notice to OEP of the issuance of any such patent within five (5) business days of the issuance of the patent, and to thereafter negotiate with OEP exclusively, and in good faith, for ninety (90) days for an exclusive license for rights under such patent. If no agreement has been reached after the expiration of those ninety (90) days, then NeOnc may negotiate with third parties without any further obligation to OEP.

5.4 Ownership of Intellectual Property

NeOnc will own all inventions made under this Agreement solely by it or its employees. OEP will own all inventions made under this Agreement solely by it or its employees. All inventions made under this Agreement jointly by at least one employee of NeOnc and at least one employee of OEP that relate or refer to the Compound will be owned by NeOnc; provided, however, that OEP shall have a fully paid-up license to use the joint invention in the Licensed Territory under the terms of this Agreement without further obligation to NeOnc. OEP shall provide all cooperation, at NeOnc's expense, to perfect NeOnc's ownership in such joint intellectual property. If the inventions made under this Agreement jointly by at least one employee of NeOnc and at least one employee of OEP do not relate of refer to the Compound then such inventions will be owned jointly by NeOnc and OEP and each Party will retain full ownership under any patents resulting therefrom, with full ownership rights in any field, the right to sublicense without the consent of the other Party and without accounting. The laws of the United States with respect to joint ownership of inventions (joint and several) will apply to all inventions made pursuant to this Agreement in all jurisdictions giving force and effect to this Agreement.

5.5 Disclosure of Inventions

Each Party agrees to promptly inform the other about all inventions in the Field that are conceived, made, or developed in the course of performance of this Agreement.

5.6 Prosecution of Existing Patents

NeOnc will disclose, to the extent it has not already disclosed, to OEP the complete texts and disclosures of all NeOnc Patent Rights filed by NeOnc prior to the Effective Date which claim the manufacture, use, or sale of the Compound or any Licensed Product, as well as all information received by NeOnc concerning the institution or possible institution of any interference, opposition, reexamination, reissue, revocation, nullification or any official proceeding involving a NeOnc Patent Right in the United States or in the Licensed Territory. OEP will have the right to review all such NeOnc Patent Rights and all proceedings related thereto and make recommendations to NeOnc concerning such NeOnc Patent Rights and the conduct of the proceedings relating thereto, NeOnc agrees to consider in good faith OEP's reasonable comments related thereto; provided, however, that NeOnc shall have no obligation to follow such comments and shall at all times fully control the manner and scope of such prosecution consistent with the exercise of prudent scientific judgment. NeOnc agrees to keep OEP fully informed of the course of patent prosecution or other proceedings relating to NeOnc Patent Rights including by providing OEP with copies of all substantive communications submitted to or received from patent offices within the United States or the Licensed Territory. NeOnc agrees to prosecute and maintain in force in the United States and the Licensed Territory all existing NeOnc Patent Rights. All costs that NeOnc incurs that are reasonably necessary in filing, prosecuting, and maintaining NeOnc Patent Rights in China will be reimbursed by OEP within thirty (30) days of OEP's receipt of

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IMAGE OMITTEDNeOnc’s invoice therefor.. NeOnc agrees to bear all costs that NeOnc incurs in filing, prosecuting, and maintajning NeOnc Patent Rights i11 all other jurisdictions. OEP will have the right to assume responsibility in the Licensed Territory for any NeOnc Patent Rights which NeOnc intends to abandon or otherwise cause or allow to be forfeited provided that the claims of such NeOnc Patent Rights covers the Compound or Licensed Product, or formulatjons, methods of manufacture, or methods of use thereof. Prosecution ofNew Patents NeOnc agrees to prepare, file, and prosecute patent applications, and maintain patents, in the Licensed Territory for any new formulations, methods of use. or methods of manafacture of the Licensed Product, and provided that NeOnc shall have sole control of the manner of prosecution of such applications and patents consistent with the exercise of prudent scientific judgment. for the avoidance of doubt, any such patent applications and patents shall be subject to this Agreement, including the licenses granted in Sections 5.1 and 5.2. Patent Enforcement ln the event that OEP or NeOnc becomes aware of actual or threatened infringement of a patent related to the Licensed Product in the United States or in the Licensed Territory, that Party will promptly notify the other Party in writing. NeOnc will have the first right but not the obligation to bring an infringement action or file any other appropriate action or claim directly related to infringement of such patent. IfNeOnc takes such action, it will bear the costs of doing so. lfNeOnc does not commence a particular infringement action in a country within the Licensed Territory within ninety (90) days after it received written notice of actual or threatened infringement of a patent related to the Licensed Product in the Licensed Territory, OEP, after notifying NeOnc, will be entitled to bring an infringement action or file any other appropriate action or claim, at OEP’s own expense. lfNeOnc and OEP agree to jointly take action against any actual or threatened infringement, the Parties will reach an agreement on the sharing of costs and any recovery from settlement or judgment. OEP and NeOnc agree to assist one another and reasonably cooperate in any infringement litigation. Infringement Defense NeOnc agrees to cooperate with OEP, at OEP’s expense, in the defense of any suit, action, or proceeding against OEP or any sublicensee of OEP alleging the infringement of the intellectual property rights of a third party by the manufacture, use, or sale of Licensed Product in the Licensed Territory. OEP agrees to give NeOnc prompt written notice of the commencement of any such suit, action, proceeding, or claim of infringement. NeOnc agrees to give to OEP alI authority (including the right to exclusive control of the defense of any such soit, action, or proceeding and the exclusive right after consultation with NeOnc. to compromise1 litigate, settJe, or otherwise dispose of any such suit, action, or proceeding). However, OEP will obtain NeOnc’s prior written consent to such part of any settlement which contemplates payment or other action by NeOnc or has a material adverse effect on NeOnc’s business. Jf the Parties agree that NeOnc should institute or join any suit, action, or proceeding instituted against OEP, OEP may, at OEP’s expense. join NeOnc as a party, and NeOnc will execute all documents and take all other actions, including giving testimony, which may reasonably be required in connection with the defense of such suit, action, or proceeding.

6. TRADEMARKS

6.1 Licensed Product Trademarks

NeOnc will own, control preparation, prosecution and maintenance of applications related to the trademarks used outside of the Licensed Territory. OEP will own, control preparation, prosecution and maintenance of applications related to the trademarks used in the Licensed Territory.

6.2 Infringement of Trademarks

Each Party agrees to notify the other promptly upon learning of any actual, alleged, or threatened infringement of a trademark applicable to a Licensed Product or of any unfair trade practices, trade dress imitation, passing off of counterfeit goods, or like offenses.

7. MANUFACTURING AND PACKAGING AGREEMENTS

NeOnc agrees to consider retaining OEP to manufacture and package inhalation devices for the administration or delivery of Licensed Product, and will negotiate with OEP in good faith for a further agreement regarding the manufacture and package of such inhalation devices.

8. STOCK SUBSCRIPTION AGREEMENT

8.1 Stock Subscription by OEP

(a) Within five (5) business days of the Effective Date, NeOnc will issue to OEP, and OEP agrees to purchase from NeOnc, six hundred and six thousand (606,000) shares of NeOnc's Common Stock at a price of US$0.33 per share. In exchange for the consideration received, NeOnc will deliver to OEP a certificate representing the shares subscribed for pursuant to this Section 8.1.

(b) OEP acknowledges that it has been provided with a copy of NeOnc's internally produced financial statements as of and for the period ending Oct 31st, 2013 (the "NeOnc Financial Statements"). NeOnc represents and warrants to OEP that the NeOnc Financial Statements are true and correct in all material respects, and that there has been no material adverse change in NeOnc's financial condition since the date of such Financial Statements. NeOnc further represents and warrants that:

(i) NeOnc's authorized capitalization consists of 45,000,000 shares of Common Stock, of which 39,000,000 shares are currently outstanding, and

(ii) the NeOnc Shares have been duly and validly authorized for issuance to OEP hereunder, and upon issuance shall be duly an validly issued, fully paid and nonassessable.

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IMAGE OMITTEDStock Subscription by NeOnc NeOnc agrees to use the funds received from OEP for the stock purchase described in Section 8.1 to irrevocably subscribe for and purchase six hundred thousand (600,000) shares of the common stock of OEP’s Affiliate, OP Nano Co., Ltd., at a price of NT$ IO (ten New Taiwan Dollars) per share. In case the amount NeOnc remits for subscribing the aforesaid shares issued by OP Nano exceeds US$I 99,980, OEP agrees to reimburse NeOnc such exceeding amount. In exchange for the consideration received. OP Nano Co., Ltd. will deliver to NeOnc a certificate representing the shares subscribed for pursuant to this Section 8.2. NeOnc further agrees to waive its preemptive subscription rights to subscribe for future new shares of OP Nano Co.. Ltd. stock unti I the preferred shares of stock already issued by OP Nano Co., Ltd. no longer exist. NeOnc acknowledges that it has been provided with a copy of OP Nana’s internally produced financial statements as of and for the period ending Oct 31st, 2013 (the ‘‘OP Nano Financial Statements”). OEP represents and warrants to NeOnc that the OP Nano Financial Statements are true and correct in all material respects. and that there has been no material adverse change in OP Nana’s financial condition since the date of such Financial Statements. OEP further represents and warrants that: OP Nana’s authorized capitalization consists of 60,000,000 shares. of which 100.000 shares of Common Stock and 2.950,000 shares of Preferred Stock are currently outstanding, and the OP Nano Shares have been duly and validly authorized for issuance lo NeOnc hereunder. and upon issuance shall be duly an validly issued, fully paid and nonassessable. Representations By Each of OEP and NeOnc rn connection with the subscription of the shares of stock set forth in Sections 8.1 and 8.2, OEP and NeOnc each make the representations below to the other Party. OEP is refen·ed to herein as “Subscriber” when it is making the representations in connection with its subscription of stock in NeOnc, and, in such conte t. NeOnc is referred to as the’ Company... eOnc is referred to herein as “Subscriber” when it is making the representations in connection with its subscription of stock in OP Nano Co., Ltd., and, in such context, OP Nano Co., Ltd. is referred to as the “Company”. The term “Shares” for purposes of this Section 8.3 refers to the securities that the Subscriber is agreeing to purchase. Subscriber is aware of the Company°s business affairs and financial condition and has acquired sufficient information about the Company to reach an informed and knowledgeable decision to acquire the Shares. Subscriber is subscribing for Shares for investment for its own account only and not with a view to, or for resale in connection with, any “distribution” thereof within the meaning of the Securities Act of 1933 (the “Securities Act”). Subscriber further acknowledges that the Company has made available to Subscriber. its counsel and advisors, prior to the date hereof. the opportunity to ask questions of, and to receive answers from, the current management of the Company, concerning the Company and its business, assets, liabilities and prospects, and has afforded Subscriber access to all requested information. documents, financial statements, records and books (x) relative to the Shares and an investment therein, and (y)

IMAGE OMITTEDIMAGE OMITTEDIMAGE OMITTEDIMAGE OMITTED necessary to verify the accuracy of any information. documents, financial statements. records and books furnished. All materials and information requested by the Company, its counsel, advisers or others representing the Company, including any information requested to verify any information furnished. have been made available and examined by Subscriber. Subscriber is aware that the Shares are a speculative investment involving a high degree of risk. Subscriber understands that the Share have not been registered under the Securities Act by reason of a specific exemption therefrom, which exemption depends upon. among other things, the bona fide nature of Subscriber·s investment intent as expressed herein. Subscriber understands that the Shares are “restricted securities·• under applicable U.S. federal and state securities laws and that, pursuant to these laws, Subscriber must hold the Shares indefinitely unless they are registered with the Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available. Subscriber acknowledges that the Company has no obligation to register or qualify the Shares for resale. Subscriber further acknowledges that if an exemption from registration or qualification is available. it may be conditioned on various requirements including the time and manner of sale, the holding period for the Shares, and requirements relating to the Company which are outside of the Subscriber’s control, and which the Company is under no obligation. and may not be able, to satisfy. Subscriber understands that Subscriber may suffer adverse tax consequences as a result of Subscriber’s subscription for or disposition of the Shares. Subscriber represents that Subscriber has consulted any tax consultants Subscriber deems advisable in connectio,n . ith the subscription for or disposition of the Shares and that Subscriber is not relying on the Company for any tax advice. Restrictive Legends Each certificate representing the Shares and any other securities issued in respect of the Shares upon any stock split, stock dividend, recapitalization. merger, consolidation or similar event, will be stamped or otherwise imprinted with a legend substantially in the following form (in addition to any legend required under applicable state securities laws): THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR fNVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. SUCH SHARES MAY NOT BE SOLD OR TRANSFERRED fN THE ABSENCE OF SUCH REGISTRATION OR UNLESS THE COMPANY RECEIVES AN OPINION OF COUNSEL OR OTHER EVIDENCE REASONABLY ACCEPTABLE TO IT STATfNG THAT SUCH SALE OR TRANSFER TS EXEMPT FROM THE REGlSTRATJON AND PROSPECTUS DELIVERY REQUIREMENTS OF SAID ACT. COPIES OF THE AGREEMENT COVERING THE PURCHASE OF THESE SHARES AND RESTRICTfNG

IMAGE OMITTEDTHELR TRANSFER MAY BE OBTAlNED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS CERTIFICATE TO THE SECRETARY OF THE CORPORATION AT THE PRINCIPAL EXECUTIVE OFFICES OF THE CORPORATl ON. Subscriber consents to the Company making a aotation on its records and giving instructions to any transfer agent of the Shares in order to implement the restrictions on transfer established in this section. Subscriber agrees to comply in all respects with the provisions of this section. Prior to any proposed sale. assignment, transfer or pledge of any Shares, unless there is in effect a registration statement under the Securities Act covering the proposed transfer. Subscriber will give written notice to the Company of Subscriber’s intention to effect such transfer, sale, assignment or pledge. Each such notice will describe the manner and circumstances of the proposed transfer. sale, assignment or pledge in sufficient detail. and will be accompanied by evidence satisfactory to the Company that the proposed transfer of the shares may be affected without registration under the Act or applicable state securities laws. Subscriber will cause any transferees of the Shares to agree to receive and hold such shares subject to the provisions of this Section 8.4. CONFIDENTIALITY Confidential Information Except to the extent expressly authorized by this Agreement or otherwise agreed in writing, the Parties agree that, for the Tenn of this Agreement and for ten ( I 0) years thereafter. the Party receiving any Confidential Information will keep such information confidential and will not disclose or use such information for any purpose other than as provided for in this Agreement. Authorized Disclosure Each Party may disclose Confidential Information to the extent that such disclosure is reasonably necessary for exercising its rights and carrying out its obligations under this Agreement and in filing or prosecuting patent applicatio11s, prosecuting or defending litigation. complying with applicable governmental regulations or conducting preclinical or clinical trials, provided that if a Party is required by law or regulation to make any such disclosure of the other Party’s Confidential Information, it will. except where impracticable for necessary disclosures, give reasonable advance notice to the other Party of such disclosure requirement and, except to the extent inappropriate in the case of patent applications, will use its reasonable efforts co secure confidential treatment of such Confidential Information required to be disclosed. ln addition, each Party may disclose, under confidentiality terms at least as protective as those in Section 9.1. Confidential Information to (i) government agencies where required by law, (ii) consultants and other third parties for any purpose provided for in this Agreement, and (iii) third parties with the prior written consent of the other Party, which consent will not be unreasonably withheld. Nothing

IMAGE OMITTEDIMAGE OMITTEDin this Section restricts any Party from using for any purpose any information developed by it during the course of the collaboratjon between the Parties. Survival of Confidentiality Requirements The provisions in Sections 9.1and 9.2 will survive the termination or expiration of this Agreement for a period of ten (10) years. Termination of Prior Agreement This Agreement supersedes the Confidentiality Agreement between the Parties dated September 2, 2013. All information exchanged between the Parties under that Agreement will be deemed Confidential Information and is be subject to the terms of Sections 7.1 and 7.2. REPRESENTATIONS AND WARRANTIES l 0.I Representations and Warranties by Both Parties Each of the Parties hereby represents and warrants as follows: This Agreement is a legal and valid obligation binding upon such Party and enforceable in accordance with its terms. The execution, delivery, and performance of this Agreement by such Party does not conflict with any agreement, instrument, or understanding, oral or written, to which it is a Party or by which it is bound, nor violate any law or regulation of any cou11, governmental body. or administrative or other agency having jurisdiction over it. Such Party has not, and during the term of this Agreement will not, grant any right to any third party relating to its respective patents and technology which would conflict with the rights granted to the other Party hereunder. Representations and Warranties by NeOnc NeOnc represents, warrants, and undertakes that: It has the right to grant the licenses granted pursuant to this Agreement, and that the licenses so granted do not conflict with or violate the terms of any agreement with any third party. It is not obligated under any agreement as of the Effective Date to pay any third party royalties with respect to the Licensed Product, except for the University of Southern California and Wisconsin Alumni Research foundation. Tt has provided or made available to OEP all material information in its possession or control or of which it is aware as of the Effective Date concerning efficacy, side effects, injury, toxicity, or sensitivity reaction and incidents of severity thereof. associated with any clinical use, studies, investigations, or tests with the Licensed Product, whether or not determined to be attributable to the Licensed Product.

IMAGE OMITTEDIMAGE OMITTEDThe FDA has not delivered a letter of nonapprovaL nor threatened to deliver such a letter, with respect to any product manufactured, marketed, licensed, or developed by NeOnc, or any product which NeOnc intends to manufacture. market, license or develop. It has conducted, and will in the future conduct, the preclinical and clinical studies of the Licensed Product, including any Clinical Trials, in the United States in accordance with applicable law and known or published standards of the FDA and any other applicable regulatory authorities. It has employed and will in the future employ individuals of appropriate education. knowledge, and experience to conduct or oversee NeOnc·s preclinical and clinical studies, including Clinical Trials. of the Licensed Product. It has not employed (and, to the best of its knowledge, has not used a contractor or consultant that has employed) and in the future will not employ (and, to the best of its knowledge, use any contractor or consultant that employs) any individual or entity debarred by the FDA or. to NeOnc’s best knowledge, is the subject of an FDA debarment investigation or proceeding, in the conduct of preclinical and clinical studies, including Clinical Trials, of the Licensed Product. In the course of Developing the Licensed Product, it has not knowingly conducted, and will not knowingly conduct, any Development activities in violation of applicable good clinical practices (GCP), good laboratory practices (GLP), or good manufacturing practices (GMP). As of the Effective Date, it has not received any notices of infringement or any written communications relating in any way to a possible infringement with respect to the Licensed Product, and it is not aware that the Development, manufacture. use, sale. or importation of Licensed Product infringes any third party’s patent rights. (_j) As of the Effective Date, it is not aware of any prior act or any fact which causes it to conclude that any NeOnc Patent Right is invalid or unenforceable in whole or in part, or of any pending action, suit, or proceeding concerning the validity or enforceability of any NeOnc Patent Right. lt has obtained all right, title, and interest in and to all rights to the Licensed Product and the NeOnc Patent Rights and NeOnc Technology free and clear of any liens. encumbrances, or rights to repurchase. During the Term, it will not grant a lien on this Agreement or on any of NeOnc’s rights or obligations hereunder or on the NeOnc Patent Rights or NeOnc Technology related to the Licensed Product. I0.3 Performance by Affiliates The Parties recognize that each of them may perform some or all of its obligations, or exercise some or all of its rights, under this Agreement through Affiliates. Each Party agrees to remain responsible for and be guarantor of the performance by its Affiliates and to cause its Affiliates to comply with the provisions of this Agreement in connection with such performance.

11. INFORMATION AND REPORTS

11.1 Information Regarding Licensed Product

With respect to the drug approval applications required for regulatory approval in the United States and in the Licensed Territory, the Parties will disclose and make available to each other all preclinical, clinical, regulatory, commercial, and other information developed by NeOnc or OEP at any time during the Term. Each Party will use commercially reasonable and diligent efforts to disclose to the other Party all significant information concerning Licensed Product promptly after it is learned or its significance is appreciated.

11.2 Complaints

Each Party agrees to maintain a record of all complaints it receives with respect to the Licensed Product, to the extent that the laws of the jurisdiction in which such Party is selling such Licensed Product require such Party to maintain a record of such complaint (a "Reportable Complaint"). Each Party agrees to notify the other of any Reportable Complaint received by it. Such notice will be in writing and will be given within five (5) business days of the Party's receipt of the complaint, or sooner if required for either Party to comply with regulatory requirements.

11.3 Adverse Drug Events

The Parties recognize that the holder of a drug approval application or regulatory approval may be required to submit information and file reports to various governmental agencies on compounds under clinical investigation, compounds proposed for marketing, or marketed drugs. Consequently, each Party agrees to:

(a) Provide to the other for initial and periodic submission to government agencies significant information on the Licensed Product from preclinical laboratory, animal toxicology, and pharmacology studies, as well as adverse drug experience reports from clinical trials and commercial experiences with the compound;

(b) In connection with investigational drugs, report to the other within three (3) business days of the initial receipt of a report of any unexpected or serious adverse event with the Licensed Product, or sooner if required for either Party to comply with regulatory requirements; and

(c) In connection with marketed Licensed Product, report to the other within five (5) business days of the initial receipt of a report of any adverse experience with the Licensed Product that is serious and unexpected, or sooner if required for either Party to comply with regulatory requirements.

(d) Require any third party it contracts to perform research on the Licensed Product to report to the contracting Party the information set forth in subparagraphs (a), (b), and (c) above.

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TERM AND TERMJNATION Term This Agreement will commence as of the Effective Date. The Parties have specifically provided elsewhere in this Agreement the term during which certain rights and obligations hereunder will apply. Unless sooner terminated as provided herejn or by mutual written agreement of the Parties, the remaining provisions of this Agreement will continue in full force and effect until the date on which OEP is no longer required by this Agreement to pay a royalty to NeOnc. Termination by the Parties Each Party may, by written notice to the other Party. terminate this Agreement if the other Party fails in any material respect to perform or observe any term, covenant, or understanding contained in this Agreement, and any such failure remains unremedied for sixty (60) days after written notice to the failing Party. Each Party may, by written notice to the other Party, terminate this Agreement if any written representation or warranty by the other Party made under or in connection with this Agreement proves to have been incorrect in any material respect when made. OEP has the right to terminate this Agreement, by written notice to NeOnc, ifNeOnc elects to discontinue Development of Licensed Product. If the validity of the NeOnc Patent Rights is litigated and no NeOnc Patent Rights survive final adjudication, OEP may terminate this Agreement immediately upon notice to NeOnc. TfOEP challenges of the validity directly or indirectly of any ofNeOnc’s Patent Rights anywhere in the world, all rights granted to OEP under this Agreement shall immediately terminate and cease. Rights and Obligations Upon Termination Upon any termination under Section 12.3, the Parties will have no further rights or obligations under this Agreement except as set forth in Sections 5.2, 9.1, 9.2, 12.3, 13.l, 13.2, 14.1, 14.2, and 15.1 through 15.6, and for any other obligations which are expressly indicated in this Agreement to survive termination of this Agreement. Termination of this Agreement for any reason will be without prejudice to any other remedies which either Party may otherwise have. JNDEMNIFJCATION Indemnification by OEP OEP hereby agrees to indemnify, defend, and holdNeOnc and its agents and employees (collectively. “NeOnc Jndemnitees”) harmless from and against any and all third party suits, claims, actions demands, liabilities, expenses, and loss, including reasonable legal expense and attorneys’ fees (‘‘Losses”) resulting directly from the manufacture, use, handling, storage, sale, 22 r

IMAGE OMITTEDIMAGE OMITTEDor other disposition of chemical agents or Licensed Product sold or used in the Licensed Territory by OEP, its Affiliates, agents, or sublicensees. but only to the extent such Losses result from the negligence or willfuJ misconduct of OEP. Tn the event that any NeOnc lndemnitee is seeking indemnification under Section 13.1(a}. NeOnc will infonn OEP of a claim as soon as reasonably practicable after it receives notice of the claim (provided that no failure or delay in providing such notice will excuse OEP from such indemnity obligation, except to the extent of actual prejudice caused by such delay). will cause such NeOnc lndemnitee to permit OEP to assume direction and control of the defense of the clajm (including the right to settle the claim solely for monetary consideration), and will cooperate as requested in the defense of the claim. Notwithstandinganything herein to the contrary, in no event shall OEP be obligated to indemnify. defend or hold harmless any NeOnc lndemnitee for any Loss arising from any settlement or compromise entered into without the consent of OEP (not to be unreasonably withheld). Indemnification by NeOnc NeOnc hereby agrees to indemnify, defend, and hold OEP and its agents and employees (collectively, “OEP lndemnitees”) harmless from and against any and all Losses resulting directly or indirectly from the manufacture, supply, use, handling, storage, sale, or other disposition of chemical agents or Licensed Product sold or used in the Licensed Territory or the United States, but only to the extent such Losses do not result from the negligence or willful misconduct of OEP or its employees and agents. In the event that any OEP lndemnitee is seeking indemnification under Section I3.2(a). OEP will inform NeOnc of a claim as soon as reasonably practicable after it receives notice of the claim (provided that no failure or delay in providing such notice will excuse NeOnc from such indemnity obiigation, except to the extent of actual prejudice caused by such delay). will cause such OEP Jndernnitee lo permit NeOnc to assume direction and control of the defense of the claim (including the right to settle the claim solely for monetary consideration), and will cooperate as requested in the defense of the claim. Notwithstanding anything herein to the contrary. in no event shall NeOnc be obligated to indemnify. defend or hold harmless any OEP lndemnitee for any Loss arising from any settlement or compromise entered into without the consent of NeOnc (not to be unreasonably withheld). DISPUTE RESOLUTrON Good Faith Resolution It is the objective of the Pa11ies to resolve disputes arising under this Agreement in an expedient manner by mutual cooperation and without resort to Iiligation. Any dispute arising out of or relating to this Agreement, or the breach. termination. or invalidity thereof, will be resolved through negotiation, mediation and/or binding arbitration. Mediation and Arbitration If any dispute arises concerning the calculation of royalties due to NeOnc hereunder. the Parties shall meet and confer. within thirty (30) days of notice from one Party to the other, in an

IMAGE OMITTEDeffort to jointly resolve such dispute. Ifthe Parties are unable to resolve the dispute in this manner. the dispute shall then be submitted to an independent, nationally recognized accounting firm (the “Accounting Fim,”) for a final and binding determination of the amounts due. If the Parties are unable to mutually agree on an acceptable Accounting Firm within sixty (60) days of the date that either Party notifies the other Party of a dispute concerning royalties, then ejther Party may apply to arbitration for the selection of such Accounting Firm. Each Party shall provide the Accounting Firm with all records and documents requested by such fim, for such purpose, to the extent the Party possesses or controls such records or documents. The Parties agree that each of them shall be responsible for one-half of the fees and charges of the Accounting Firm. 1f any other dispute arises and cannot be resolved through good faith negotiation, the Parties agree to first try in good faith to resolve such dispute by mediation administered by the JAMS in accordance with its commercial mediation rules. If efforts at mediation are unsuccessful, any unresolved dispute between the Parties will be resolved by binding arbitration in accordance with the commercial arbitration rules of the JAMS, except as modified herein. OEP and NeOnc will each select one arbitrator and the two arbitrators so selected will choose a third arbitrator. The arbitration decision will be binding and not be appealable to any court in any jurisdiction. The arbitrators shall not have the power to award punitive damages. The prevailing party may enter such decision in any court having competent jurisdiction. The mediation or arbitration proceeding will be conducted at a location to be selected by the Party that did not originally raise the drspule. The Parties agree that they will share equally the cost of the mediation/arbitration filing and hearing fees. and the cost of the mediator/arbitrator. Each Party will bear its own attorneys’ fees and associated costs and expenses. MISCELLANEOUS Currency Unless otherwise expressly stated, all currency amounts referenced in this Agreement are in U.S. Dollars. Publicity The public announcement of the execution of this Agreement will be in the form of a press release to be agreed upon on or before the Effective Date. Each Party will also be entitled Lo make or publish any public statement consistent with the contents thereof. Thereafter, the Parties will jointly agree on any statement to the public regarding any aspect of this Agreement, subject to disclosure otherwise required by law as determined in good faith by each Party. Assignment and Successors This Agreement may not be assigned by either Party, except that: (i) each Party may perform through its Affiliates to the extent permitted by Section 10.3, and (ii) each Party may assign this Agreement and its rights and interests. in whole or in part, to any of its Affiliates. any purchaser of all or substantially all of its assets. or to any successor corporation resulting from any merger or consolidation with or into such corporation.

15.4 Further Actions

Each Party agrees to execute, acknowledge, and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

15.5 Notices

All notices hereunder will be in writing and will be deemed given if delivered personally or by facsimile transmission, mailed by registered or certified mail (return receipt requested), or sent by express courier service, to the Parties at the following addresses (or at such other address for a Party as will be specified by like notice):

If to OEP:	Orient Europharma Co., Ltd.
Attn:	Head of Business & Development
Address:	7F, No. 368, Sec. 1 Fu Hsing S. Rd., Taipei 10656, Taiwan
Fax:	886-2-2702-4324
If to NeOnc:	NeOnc Technologies, Inc.
Attn:	Thomas Chen
Address:	21700 Oxnard St, Suite 900, Woodland Hills, California 91367, USA
Fax:	

15.6 Waiver

Except as specifically provided for herein, the waiver from time to time by either of the Parties of any of their rights or their failure to exercise any remedy will not operate or be construed as a continuing waiver of same or of any other of such Party's rights or remedies provided in this Agreement.

15.7 Severability

If any term, covenant, or condition of this Agreement or the application thereof to any Party or circumstance is, to any extent, held invalid or unenforceable, then (i) the remainder of this Agreement, or the application of such term, covenant, or condition to Parties or circumstances other than those as to which it is held invalid or unenforceable, will not be affected thereby and each term, covenant, or condition of this Agreement will be valid and be enforced to the fullest extent permitted by law; and (ii) the Parties agree to renegotiate any such term, covenant, or application thereof in good faith in order to provide a reasonably acceptable alternative to the term, covenant, or condition or the application thereof that is invalid or unenforceable.

15.8 Governing Law

This Agreement will be governed by and construed in accordance with the laws of the State of California without giving effect to principles of conflict of laws.

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IMAGE OMITTEDIMAGE OMITTEDI 5.9 Ambiguities Ambiguities, if any, in this Agreement will not be construed again t.anyParty, irrespective of which Party may be deemed to have authored the ambiguous prov1s1on. I5.10 Headings The headings used in this Agreement are for convenience only and will not affecot r be used in the interpretation of provitions of this Agreement. 15.1I Force Majeure Neither Party will lose any rights hereunder or be liable to the other Party for damages or losses on account of failure of performance by the defaulting Party if the failure is occasioned by government action, war, fire, earthquake, explosion, flood, strike. lockout, embargo, act of God, or any other cause beyond the control of the defaulting Party, provided that the Party claiming force majeure has exerted all reasonable efforts to avoid or remedy such force majeure. However, nothing in this section requires a Party to settle any labor dispute or disturbance. No Partnership or Joint Venture Created Nothing in this Agreement shall be construed or interpreted to make the Patties partners or joint venturers with each other. or to make one an agent or representative of the other. Counterparts This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. EnlireAgreement This Agreement. including all Exhibits attached hereto which are hereby incorporated hereby by reference, sets forth all the covenants. promises, agreements, warranties. representations, conditions, and understandings between the Parties concerning the subject matter hereof, and supersedes and terminates all prior agreements and understandings between the Parties concerning such subject maner. I5.15 Modifications and Amendments No subsequent modification, alteration. amendment, or addition to this Agreement will be binding upon the Parties unless reduced to writing and signed by the Parties’ respective authorized representatives.

IN WITNESS WHEREOF, the Parties have executed this Agreement by their duly authorized representatives.

ORIENT EUROPHARMA CO., LTD.

By: Peter Tsai

Peter Tsai
Chief Executive Officer

Date: Nov 8th 2013

NEONC TECHNOLOGIES, INC.

By: Thomas Chen

Thomas Chen
President

Date: 11/14/2013

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IMAGE OMITTEDIMAGE OMITTEDIMAGE OMITTEDIMAGE OMITTED Exhibit I U.S. Patent No. 8,507,734 U.S. Patent Application No. l 3/939,834 China Patent Application CN l 02892289A